PURCHASE AGREEMENT

This Purchase Agreement (the "Agreement"), is entered into and made effective on the 1st day of July, 2004, by and between Kenneth W. Mc Cleave, a Florida sole proprietor, (the Seller), and American Commerce Solutions, Inc., a Delaware corporation, ( the "Purchaser").

WITNESSETH

Whereas, Seller now owns and operates a business known as Affordable Fiberglass Group located in Tampa, Florida; and

Whereas, Seller is owner of certain assets, a summary of which is attached to this agreement as Exhibit "A", including all improvements and equipment located on the premises where Seller’s business is conducted; and

Whereas, subject to the terms and conditions set forth, Purchaser desires to purchase and receive from Seller, and Seller desires to sell to the Purchaser, a number of the assets of the business;

NOW, THEREFORE, in consideration of the mutual promises, covenants, terms, representations and warranties herein set forth, and the sum noted herein and other good, valuable and legal consideration, the receipt and adequacy of which is hereby acknowledged and intending to be legally bound, the parties agree as follows:

ARTICLE I

1. ACQUIRED ASSETS: Subject to and upon the terms and conditions hereof, and in reliance upon the covenants, representations and warranties contained herein, Seller agrees to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser agrees to purchase and acquire from Seller, all of Seller’s right, title and interest in and to all assets listed on Exhibit A, at closing, including but not limited to the following described assets (the "Assets"):

         1.1. FIXED ASSETS; Personal property, including without limitation all machinery and shop equipment, tools, parts and accessory equipment, service units and leasehold improvements of every description, accounts and loans receivable used in the Business. All such Fixed Assets shall be physically inventoried and listed on a schedule to be completed and initialed by the parties at closing:

1.2.	GOODWILL; AFG will continue to operate as a Sole Proprietorship with Kenneth W. McCleave as the Proprietor. Any goodwill the company has garnered will remain with Mr.McCleave. Nothing in this Agreement shall be construed to be a sale of the business to Purchaser.

1.3.	RECORDS; Access to, and upon Purchaser’s request, copies of all books, records information and other written materials ( including those comprised in or from data, disks, tapes, manuals, source codes and instructions), contact lists, supplier lists, part lists, price sheets, manuals, catalogs and any similar items needed to create value in the assets.

1.4.	REAL PROPERTY ASSETS; All right, title and interest to any leases and any and all real property assets owned by the Seller and /or used in the business.

Real property assets will include, but is not limited to, any and all of the following: all right, title and interest in and to all leases, subleases, all cash or security deposits, advance rentals, deposits and payments of similar nature; all right, title and interest in and to all options to purchase or lease property or portion of said property.

AFG will continue to coexist with Chariot Manufacturing Company, Inc. on the 51st Street property in Tampa, Florida

ARTICLE II
2.	LIABILITIES. All liabilities shall be and remain the obligations of the Seller to be addressed in his normal course of business.

ARTICLE III

3.	CONSIDERATION FOR TRANSFER. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of Seller and in consideration of the aforesaid sale, transfer, conveyance, assignment and delivery of the Assets, Purchaser agrees to pay or deliver to Seller or his assigns ( collectively, the "Purchase Price") per Exhibit "B" attached.

ARTICLE IV

4.	DELIVERY by SELLER at CLOSING.
      4.1 Bill of Sale
4.2 Assignment of lease and option
4.3 Statement of authority to sell
4.4 Assignments of Loans and accounts receivable
   4.5 Any other reasonably requested instruments or documents deemed necessary

ARTICLE V

5.	DELIVERY by Purchaser

5.1 The Purchase Price
5.2 Appropriate documentation of Board authorizing this asset purchase
5.3 Any reasonable Seller requested instrument or document

ARTICLE VI
Termination

6.	MUTUAL CONSENT. This Agreement may be terminated by the written consent of both parties.

ARTICLE VII
Indemnification

7.	GENERAL INDEMNITY. Subject to the overall limitations, the minimum amounts and the time limitations set forth in this Agreement, the Seller agrees that it will indemnify, defend and hold harmless the Purchaser and its respective successors and assigns (" Purchaser Indemnified Parties") from and against all claims, damages, other liabilities, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses, including reasonable attorneys’ fees and expenses of investigation ( collectively, the "Damages"), incurred by any Purchaser Indemnified Party as a result of or incident to any breach of any representation, warranty, covenant or agreement made by the Seller.

ARTICLE VIII
General Provisions

8.	GENERAL PROVISIONS.

8.1 ENTIRE AGREEMENT. This Agreement contains and constitutes the entire understanding between the parties regarding the subject matter hereof and supercedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement. There are no agreements, understandings, restrictions, warranties or representations between the parties relating to the subject matter hereof other than those set forth in this Agreement. All Exhibits attached to this Agreement are hereby incorporated into this Agreement and made a part of this Agreement by reference. This instrument is not intended to have any legal effect whatsoever, or to be a legally binding agreement, or any evidence thereof, until it has been signed by the Seller and the Purchaser.

8.2	SALES AND TRANSFER TAX. All sales and transfer taxes, if any, incurred in connection with transfer of the Assets contemplated hereby shall be borne by the Seller.
8.3	AMENDMENT This Agreement may not be amended, modified or terminated except by an instrument in writing signed by all the parties to this Agreement.
8.4	GOVERNING LAW This Agreement shall be construed, enforce and governed in accordance with the laws of the State of Florida.
8.5	INVALIDITY If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified as so to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provision while still remaining valid and enforceable; and the remaining terms or provisions contained herein shall not be affected thereby.
8.6	BINDING EFFECT AND ASSIGNMENT This Agreement shall be binding upon, and inure to the benefit of both Purchaser and Seller, their respective legal representatives, successors and permitted assigns. Only with the prior written consent of the Seller, which consent will not be unreasonably denied, the Purchaser may assign its rights under this Agreement to a related entity, and the Purchaser and its assignee shall be fully obligated, responsible and liable for performance of the Purchaser’s obligations hereunder regardless of any such assignment.
8.7	ATTORNEYS’ FEES. In the event that any party institutes litigation to enforce or protect its rights under this Agreement, the prevailing party in any such litigation shall be entitled, in addition to all other relief, to reasonable attorney’s fees, out-of-pocket expenses relating to such litigation.
8.8	WAIVER. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER

_____________________________     ____________________________
Witness                Kenneth W. McCleave

_____________________________
Witness

PURCHASER

_____________________________                      American Commerce Solutions, Inc.
Witness

_____________________________       By:__________________________
Witness                   Daniel L. Hefner
                                         Its: President

Exhibit A

20" EAGLE BOAT MOLD	$ 141,500.00
EAGLE BOAT PARTS/INVENTORY	2,500.00
ULTRA CAR MOLD	123,000.00
VAN TOP & CAMPER MOLDS	196,880.00
ROADSTER MOLDS	127,800.00
PICK-UP MOLDS	127,600.00
PORTABLE BUILDINGS	36,400.00
OTHER INVENTORY	3,707.98
MISC EQUIPMENT & TOOLS	15,646.25
FORGIVENESS OF PAYABLES (CHARIOT )	73,615.69
	TOTAL	848,649.92

Exhibit B

AFG ASSET PURCHASE AGREEMENT
TERMS OF PAYMENT

Value of assets: $ 848,649.92 per replacement valuation of major pieces and addition of receivables, small tools and material inventory.( see Exhibit "A")

Purchase Price:                                     $848,649.92

5% commission payable to Hefner & Associates (1 year)              42,432.50

Balance                                          $806,217.42

Terms of Payment:

A.) Forgiveness of Debt (AFG)                                $273,376.19

B.) Assignment of Receivables                            $131,658.47

C.) Note Payable to International
      Commerce and Finance                                $336,799.82 @ 8%
      (60 months)

D.) Note Payable to McCleave                                 $64,382.94 @ 8%
(1 year)